UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
October 16, 2008
Date of report (Date of earliest event reported)
ADVANCED BIOENERGY, LLC
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-52421	20-2281511

(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10201 Wayzata Boulevard, Suite 250
Minneapolis, Minnesota		55305

(Address of principal executive offices)		(Zip Code)
Telephone Number: (763) 226-2701
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     As previously disclosed by Advanced BioEnergy, LLC (the “Company”) in its Form 10-QSB for the period ending June 30, 2008, filed with the Securities Exchange Commission on August 8, 2008 (the “Third Quarter Filing”), the Company has been engaged in a dispute with Ethanol Investment Partners, LLC (“EIP”) regarding two convertible notes (the “Notes”) issued by the Company to EIP (the “Note Dispute”), including the conversion of the notes. Subsequent to the Third Quarter Filing, EIP, through its sole manager Ethanol Capital Management, LLC (“ECM”), has had various communications with the Company and its members regarding decisions made and actions taken in connection with the Company’s business (the “Business Judgment Dispute” and together with the Note Dispute, the “Dispute”). Effective October 16, 2008, the Company and certain present and former directors entered into a global final settlement agreement and release with EIP and ECM, which provides for a mutual release of all claims relating to the Dispute (the “Settlement Agreement”). Under the terms of the Settlement Agreement, EIP agreed to convert the Notes into equity and the Company agreed to issue EIP a total of 2,750,000 Units of the Company (as defined in the Third Amended and Restated Operating Agreement of the Company, dated as of February 1, 2006).
     The description of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the agreement itself, which is filed as Exhibit 10.1 to this current report and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits

10.1
Settlement Agreement and Release by and between (1) Advanced BioEnergy, LLC, Troy Otte, Robert E. Bettger, Keith E. Spohn, Robert W. Holmes, Richard W. Hughes, Larry L. Cerny, Dale Locken, John E. Lovegrove and Thomas A. Ravencroft and (2) Ethanol Investment Partners, LLC and Ethanol Capital Management, dated October 16, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 22, 2008	ADVANCED BIOENERGY, LLC
By /s/ Perry Johnston
Perry Johnston
Vice President and General Counsel

EXHIBIT INDEX

No.	Description	Manner of Filing

10.1	Settlement Agreement and Release by and between (1) Advanced BioEnergy, LLC, Troy Otte, Robert E. Bettger, Keith E. Spohn, Robert W. Holmes, Richard W. Hughes, Larry L. Cerny, Dale Locken, John E. Lovegrove and Thomas A. Ravencroft and (2)Ethanol Investment Partners, LLC and Ethanol Capital Management, dated October 16, 2008.	Filed herewith